Exhibit 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

BIOLASE, INC.

Up To [●] Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights

[●], 2017

To Our Clients:

Enclosed for your consideration are the Prospectus, dated [●], 2017 (the “Prospectus”), and the Instructions for Use of Subscription Rights Certificates and Election Form relating to the distribution by BIOLASE, Inc. (the “Company”) to all holders of record (the “Record Holders”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on [●], 2017 (the “Record Date”), in a rights offering (the “Rights Offering”), at no charge, of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock at a subscription price of $[●] per share (the “Subscription Price”). The Rights are described in the accompanying Prospectus.

In the Rights Offering, up to an aggregate of [●] shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [●], 2017 (the “Expiration Date”), unless the guaranteed delivery procedures described in the Prospectus are used. Any Rights that are not exercised prior to 5:00 pm, Eastern Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the Prospectus, you will receive [●] Right for each share of Common Stock carried by us in your account as of the Record Date. Each Right gives the holder thereof the right to purchase from the Company [●] shares of Common Stock (the “Basic Subscription Right”) at the Subscription Price of $[●] per share. The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share. As an example, if you owned 100 shares of Common Stock as of the Record Date, you would receive [●] Rights that would entitle you to purchase [●] shares of Common Stock for $[●] per share.

In addition, Record Holders who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Right may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $[●] per share, for a portion of any shares of Common Stock that other Record Holders do not purchase through the exercise of their Basic Subscription Right (the “Over-Subscription Shares”). If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full. If, however, an insufficient number of Over-Subscription Shares are available to fully satisfy all Over-Subscription Privilege requests, the available shares will be distributed proportionately among the holders of Rights who exercise their Over-Subscription Privilege based on the number of shares each Rights holder subscribed for under their Basic Subscription Right. The Company will not issue fractional shares through the exercise of the Over-Subscription Privilege. Instead, fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

The Rights are evidenced by subscription rights certificates (the “Subscription Rights Certificates”) registered in the names of the Record Holders of the shares of Common Stock for which the Rights are being distributed. Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Rights to any other party.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the accompanying Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your Beneficial Owner Election Form and full payment for the aggregate Subscription Price for all of the shares of Common Stock that you have subscribed to purchase pursuant to the Basic Subscription Right and the Over-Subscription Privilege should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering.

The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. Because we must submit your subscription and payment in advance of 5:00 p.m., Eastern Time, on the Expiration Date, we must receive your Beneficial Owner Election Form (unless you use the guaranteed delivery procedures described in the Prospectus) and full payment for the aggregate Subscription Price for all of the shares of Common Stock that you have subscribed to purchase pursuant to the Basic Subscription Right and the Over-Subscription Privilege, no later than [●], 2017. Once you have exercised your Rights pursuant to the Basic Subscription Right and the Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the Beneficial Owner Election Form attached to this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE COMPANY’S INFORMATION AGENT, GEORGESON LLC, TOLL FREE AT (800) 561-3991, OR BY MAIL AT 1290 AVENUE OF THE AMERICAS, 9TH FLOOR, NEW YORK, NY 10104.

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